UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 16, 2018

Date of Report (Date of earliest event reported)

Cerus Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-21937	68-0262011
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2550 Stanwell Drive Concord, California	94520
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 16, 2018, Cerus Corporation (the “Company”) entered into a Lease (the “Lease”) with 1200 Concord, LLC (“Landlord”) for the lease of approximately 65,092 square feet of rentable area of the building located at 1220 Concord Ave., Concord, California (the “Premises”). The Company also has various expansion rights, rights of first offer and rights of first refusal on additional space within the building where the Premises are located. The Company expects to use the Premises as its new principal executive offices and for general office and research and development laboratory uses.

Unless earlier terminated, the term of the Lease (the “Initial Term”) will commence upon Landlord’s completion of its buildout of the portion of the Premises to be used for office space and the Company’s completion of its buildout of the portion of the Premises dedicated to laboratory use, which events are expected to occur on or after December 1, 2018, and will expire on the last day of the 133rd full calendar month of the Initial Term (plus any partial month at the beginning of the Initial Term). Under the terms of the Lease, and assuming the 65,092 square feet of rentable area, the aggregate base rent due over the Initial Term is approximately $24.7 million (without giving effect to certain rent abatement terms). The Company will also be responsible for the payment of additional rent to cover the Company’s share of the annual operating expenses of the building, the annual tax expenses of the building and the annual utilities costs for the building. The Company estimates that the Company’s share of annual operating expenses during the Initial Term will be approximately $2.4 million. The Company also expects to pay for leasehold improvements in excess of the allotted tenant improvement allowance.

The Company has two renewal options to extend the term of the Lease for a period of five additional years each (each, a “Renewal Term”) beyond the Initial Term. Under the terms of the Lease, the base rent payable with respect to each Renewal Term will be equal to the prevailing fair market rental value as of the time the Company exercises the applicable renewal option. In the event of a default of certain of the Company’s obligations under the Lease, Landlord would have right to terminate the Lease.

The foregoing description of the Lease does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Lease. The Company intends to file a copy of the Lease with the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2018.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference herein.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements including, but not limited to, statements related to the anticipated commencement of the Initial Term and the timing thereof, the expected or anticipated cash expenditures for base rent, operating expenses and buildout costs, and other statements that are not historical facts. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks that the Company may be unable to occupy the Premises when anticipated or that the Company may incur rent and other expenditure obligations related to the Lease earlier than anticipated; the risk that the estimated cash expenditures associated with the Lease may be greater than currently anticipated; the Company’s need for additional capital; as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 3, 2017. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: February 23, 2018	By:	/s/ Kevin D. Green
Kevin D. Green
Vice President, Finance and Chief Financial Officer